EXHIBIT 10(iii)(a.4)

November 24, 2009

Exxon Mobil Corporation

Standard Provisions  for  Restricted  Stock  Unit  Agreements  -  Settlement  in  Cash

1.       Effective Date and Credit of Restricted Stock Units.  If Grantee accepts the award on or before March 9, 2010, this Agreement will become effective the date the Corporation receives the award acceptance.  After this Agreement  becomes effective, the Corporation will credit to Grantee the number of restricted  stock units specified in the award package.  Subject to the terms and conditions of this Agreement,  each restricted stock unit ("unit") will entitle Grantee to receive in settlement of the unit an amount in cash equal to the fair market value of one share of the Corporation's common stock as described in section 9.

2.       Conditions.  If credited, the units will be  subject to the provisions of this Agreement, and to such regulations and requirements  as the administrative authority of the Program may establish from time to time. The units will be credited to Grantee only on the condition that Grantee accepts such provisions, regulations, and requirements.

3.       Restrictions and Risk of Forfeiture.  During the applicable restricted periods  specified in section 4 of this Agreement,

(a) the units under restriction may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and any attempt to do so will be null and void; and

(b) the units under restriction may be forfeited as provided in section 6.

4.       Restricted Periods.  The restricted  periods will commence  when the units are credited to Grantee and, unless the units have been forfeited  earlier under section 6, will expire as follows, whether or not Grantee is still an employee:

(a) with  respect to 50% of the units, on November 24,  2012; and

(b) with  respect to the remaining units, on November  24, 2016, except that

(c) the restricted periods will automatically expire with respect to all units on the death of Grantee.

5.       No Obligation to Credit Units.  The Corporation will have no obligation to credit any units and will have no other obligation to Grantee with respect  to  the  subject  matter  of  this Agreement if Grantee fails to accept the award on or before March 9, 2010.  In addition, whether or not Grantee  has accepted the award, the Corporation  will have no obligation to credit any units and will have no other obligation to Grantee  with respect to the subject matter of this Agreement if, before the units are credited:

(a) Grantee terminates (other than by death) before  standard  retirement time within the meaning of the Program, except to the extent the administrative authority of the Program determines Grantee may receive units under this Agreement; or

(b) Grantee is determined to have engaged in detrimental activity within the meaning of the Program.

6.       Forfeiture  of  Units  After  Crediting.  Until the applicable restricted period specified in section 4 has expired, the units under restriction will be forfeited or subject to forfeiture in the following circumstances:

Termination

If Grantee terminates (other than by death) before standard retirement time within the meaning of the Program, all units for which the applicable restricted  periods have not expired will be automatically forfeited as of the date of termination, except to the extent the administrative authority determines Grantee may retain units issued under this Agreement.

Detrimental activity

If Grantee is determined to have engaged in detrimental  activity within the meaning of the Program, either before  or after termination, all units for which the applicable  restricted periods have not expired will be automatically forfeited as of the date of such determination.

Attempted transfer

The units are  subject to forfeiture in the discretion  of the administrative authority if Grantee attempts to sell, assign, transfer, pledge, or otherwise dispose  of or encumber  them during the applicable  restricted periods.

7.       Taxes.  Notwithstanding the restrictions on transfer that otherwise apply, the Corporation in its sole discretion may withhold units, or cash otherwise payable  in settlement of  units, either at the time of crediting, at the time of settlement, or at any other time in order to satisfy any required  withholding,  social security, and similar taxes or contributions (collectively, "required taxes").  If the Corporation does not withhold units or cash to satisfy required taxes, in the alternative the Corporation may require Grantee to deposit with the Corporation  cash in an amount determined by the Corporation to be necessary to satisfy required taxes. Notwithstanding any other provision of this Agreement, the Corporation will be under no obligation to credit units or  to pay cash to Grantee in settlement of  any units if Grantee fails timely to deposit such amount with the Corporation.   The Corporation in its  sole discretion may also withhold any required taxes from dividend  equivalents payable on the units.

8.       Form of Units; No Shareholder Status.  The units will be represented by book-entry credits in records maintained by or on behalf of the Corporation. Units  will be unfunded,  unsecured promises by the Corporation to pay cash in the future upon the terms and subject to the conditions of this Agreement.  Grantee will not be a shareholder of the Corporation with  respect  to  units.

9.       Settlement  of  Units. If and when the applicable  restricted period expires with respect to any units, the Corporation  will pay to or for the account of Grantee promptly after such expiration an amount in cash equal to the fair market value on the expiration date of one share per unit, net of required taxes in accordance with section 7. Fair market value of shares will be determined and payments will be made in accordance  with the procedures of the administrative  authority in effect at the time.

10.    Dividend Equivalents.  The Corporation will pay to Grantee cash  with respect to each credited unit corresponding in amount, currency, and timing to cash dividends that would  be  payable  with respect to a share of common stock outstanding on each record  date that occurs during the  applicable restricted period.  Alternatively, the administrative authority may determine to reinvest such dividend equivalents in additional units which will be held subject to all the terms and conditions otherwise applicable  to units under this Agreement.

11.    Change in Capitalization.  If during the applicable restricted periods a stock split, stock dividend, or other relevant change  in capitalization  of the Corporation occurs, the administrative authority will make such adjustments in the number of units credited to Grantee, or in the number  and type of securities used in determining the cash settlement value of units or dividend equivalent amounts, as the administrative authority may determine to be appropriate.

12.    Limits  on the Corporation's Obligations.  Notwithstanding anything else contained  in this Agreement, under no circumstances will the Corporation be required to credit any units or make  any payments  in settlement of units if doing so would  violate any law or listing requirement that the administrative authority determines to be applicable.

13.    Receipt or Access to Program.  Grantee acknowledges receipt of or access to the  full  text  of the Program.

14.    Addresses for Communications.  To facilitate communications regarding this Agreement, Grantee agrees to notify the Corporation promptly of changes in current mailing and email addresses.  Communications to the Corporation in connection with this Agreement should  be directed to the Incentive  Processing Office, or to such other address as the Corporation  may designate by further notice to Grantee.

15.    Transfer of Personal Data.  The administration of the Program and this Agreement involves the transfer of personal data about Grantee between and among the Corporation, selected affiliates of the Corporation, and third-party service providers such as  Morgan Stanley Smith Barney and Computershare (the Corporation's transfer agent). This data includes Grantee's name, age, contact information, work location, employment status, tax status, and related information.  By accepting this award, Grantee authorizes the transfer of this data.

16.    No Employment Contract or Entitlement to Other or Future Awards.  This Agreement, the Corporation's incentive programs, and Grantee's  selection for incentive awards do not imply or form a part of any contract or assurance of employment, and they do not in any way limit or restrict the ability of Grantee's employer  to terminate  Grantee's employment.  Grantee acknowledges that the Corporation maintains  and administers its incentive programs entirely in its discretion and that Grantee is not entitled to any other or future incentive  awards of any kind in addition to those that have already been granted.

17.    Governing Law  and Consent to Jurisdiction.  This Agreement and the Program are governed by the laws of the State of New York  without regard to any conflict of law rules.  Any dispute arising out of or relating to this Agreement  or the Program may be resolved in any state or federal  court located  within  Dallas County, Texas, U.S.A. Grantee accepts that venue and submits to the personal jurisdiction of any such court.  Similarly, the Corporation accepts such venue and submits to such  jurisdiction.

18.    Entire Agreement.  This Agreement constitutes the entire understanding  between Grantee and the Corporation  with respect to the subject matter of this Agreement.